Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-49452) of Optical Communication Products, Inc. of our report dated November 7, 2006 relating to the financial statements of GigaComm Corporation, which appears in the Current Report on Form 8-K of Optical Communication Products, Inc. dated November 9, 2006.

/s/ PricewaterhouseCoopers

Hsinchu, Taiwan

November 9, 2006